UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IntercontinentalExchange, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58 2555 670 (IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500 Atlanta, GA (Address of Principal Executive Offices)	30328 (Zip code)
IntercontinentalExchange, Inc. 2000 Stock Option Plan
IntercontinentalExchange, Inc. 2003 Restricted Stock Plan for Outside Directors
IntercontinentalExchange, Inc. 2004 Restricted Stock Plan
IntercontinentalExchange, Inc. 2005 Equity Incentive Plan
(Full title of the Plan)

Andrew J. Surdykowski, Esq.
Assistant General Counsel — Corporate Counsel
IntercontinentalExchange, Inc.
2100 RiverEdge Parkway, Suite 500
Atlanta, GA 30328
(770) 857-4700
(Name and Address of Agent For Service)

CALCULATION OF REGISTRATION FEE

	Amount		Proposed Maximum		Proposed Maximum	Amount Of
Title Of Each Class Of	To Be		Offering		Aggregate Offering	Registration
Securities To Be Registered	Registered(1)		Price Per Unit		Price	Fee
Common Stock, par value $0.01 per share	4,626,109	(2)	$8.44	(2)	$39,044,360	$4,177.75
Common Stock, par value $0.01 per share	21,742	(3)	$35.975	(3)	$782,169	$83.69
Common Stock, par value $0.01 per share	1,425,424	(4)	$35.975	(4)	$51,279,629	$5,486.92
Common Stock, par value $0.01 per share	3,026,725	(5)	$35.975	(6)	$108,886,432	$11,650.85
Deferred Compensation Obligations(7)	$500,000	(7)	100	%(7)	$500,000	$53.50
Total	N/A		N/A		N/A	$21,452.71

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of IntercontinentalExchange, Inc. (the “Company”), that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 4,626,109 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the IntercontinentalExchange, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”). Estimated pursuant to Rule 457(h) solely for purposes of calculating the amount of the registration fee, based on the weighted average exercise price of the options granted under the 2000 Stock Option Plan.

(3)	Represents 21,742 shares of Common Stock reserved for issuance under the IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (the “2003 Restricted Stock Plan”). Estimated pursuant to Rule 457(c) and Rule 457(h) solely for purposes of calculating the amount of the registration fee, based on the reported average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange (the “NYSE”) on December 13, 2005.

(4)	Represents 1,425,424 shares of Common Stock reserved for issuance under the IntercontinentalExchange, Inc. 2004 Restricted Stock Plan (the “2004 Restricted Stock Plan”). Estimated pursuant to Rule 457(c) and Rule 457(h) solely for purposes of calculating the amount of the registration fee, based on the reported average of the high and low prices of the Company’s Common Stock on the NYSE on December 13, 2005.

(5)	Represents (a) 2,125,000 shares of Common Stock reserved for future grants under the IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, (b) 623,891 shares of Common Stock that are reserved for issuance upon exercise of options not yet granted under the 2000 Stock Option Plan, including 112,056 of which are not yet authorized, (c) 228,258 shares of Common Stock that are reserved for future grants under the 2003 Restricted Stock Plan, and (d) 49,576 shares of Common Stock that are reserved for future grants under the 2004 Restricted Stock Plan.

(6)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) solely for the purposes of calculating the amount of the registration fee, and is based on the reported average of the high and low prices of the Company’s Common Stock on the NYSE on December 13, 2005.

(7)	The Deferred Compensation Obligations under the 2003 Restricted Stock Plan are unsecured obligations of the Company to pay deferred compensation to directors in the future in accordance with the terms of the plan. The amount of obligations registered is based upon an estimate of the aggregate amount of deferrals and Company contributions expected to be made under the plan. Estimated pursuant to Rule 457(h) solely for purposes of calculating the amount of the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     IntercontinentalExchange, Inc. (the “Company”) will provide participants of the 2000 Stock Option Plan, 2003 Restricted Stock Plan, 2004 Restricted Stock Plan and 2005 Equity Incentive Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attention: General Counsel, telephone number (770) 857-4700.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:
(a)      The Company’s prospectus, dated November 15, 2005, filed pursuant to Rule 424(b) on November 16, 2005, which contains audited financial statements of the Company for the latest period for which such statements have been filed.
(b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a) above.
(c)      The description of the Company’s Common Stock contained under the heading “Description of Capital Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-1 (File No. 333-123500), as amended (the “S-1 Registration Statement”), which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A (File No. 001-32671).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents unless all or a portion of such documents are deemed not to be filed.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this registration statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.
Item 4. Description of Securities.
     Deferred Compensation Obligations. The deferred compensation obligations registered hereunder are unsecured, unfunded general obligations of the Company to pay the value of deferred compensation accounts in accordance with the terms of the 2003 Restricted Stock Plan, described below.
     Under the 2003 Restricted Stock Plan, the Company will provide eligible outside directors with the opportunity to defer a portion their meeting and retainer fees in the form of Restricted Stock or Restricted Stock Units (each, as defined under the 2003 Restricted Stock Plan). The 2003 Restricted Stock Plan is a non-qualified deferred compensation plan for members of the board of directors of the Company (the “Board”) who are not full-time employees of the Company or any of its subsidiaries. The obligation of the Company ultimately to pay amounts under the Restricted Stock Units in accordance with the 2003 Restricted Stock Plan will be unsecured obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
          The number of Restricted Stock Units that are credited to an outside director is determined by dividing the portion of the meeting and retainer fees the director has elected to defer by the fair market value of a share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the end of the applicable calendar quarter, rounded up to the nearest whole share. The Restricted Stock Units will be credited to a bookkeeping account established by the Company in the director’s name. Except as described below, one-third of each award of Restricted Stock Units will vest each year on the anniversary of the end of the applicable calendar quarter.
     If the Company pays a cash dividend with respect to Common Stock at any time while Restricted Stock Units are credited to a director’s bookkeeping account, the director’s account will be credited additional Restricted Stock Units equal to (i) the cash dividend that the director would have received had the director been the actual owner of a number of shares of Common Stock equal to the number of Restricted Stock Units then credited to the account, divided by (ii) the fair market value of one share of Common Stock on the dividend payment date. Additional Restricted Stock Units will vest at the same time as the Restricted Stock Units with respect to which the additional Restricted Stock Units were credited.
     In the event a director’s service on the Board is terminated for any reason other than death, disability, cause or retirements, during January of the first calendar year after such termination, the Company shall deliver to the director a number of shares of Common Stock equal to the number of vested Restricted Stock Units then credited to the director’s bookkeeping account, together with a cash payment equal to the fair market value of any fractional stock equivalent. Any unvested Restricted Stock Units will be distributed in cash in an amount equal to the lesser of: (i) the retainer and meeting fees deferred by the director to obtain the restrict stock unit and (ii) the fair market value of a share of Common Stock on the date the director’s service on the Board terminated. If a director’s service on the Board terminates due to cause, the director will forfeit all Restricted Stock Units credited to his or her account, and the Company shall pay the director $0.01 per Restricted Stock Unit. If the director’s service on the Board terminates due to death, disability, or retirement, all unvested Restricted Stock Units will be fully vested as of the date of such termination of service, and a number of shares of Common Stock equal to the number of Restricted Stock Units then credited to the director’s account, together with a cash payment equal to the fair market value of any fractional stock equivalent, will be distributed during January of the first calendar year after such termination of service.
     A director will not be entitled to any voting or other shareholder rights as a result of the credit of Restricted Stock Units to his or her bookkeeping account until the shares of Common Stock are issued.

     The 2003 Restricted Stock Plan may be amended or terminated, including the terms and conditions described above at any time, provided that any amendment may not adversely affect any then outstanding Restricted Stock or Restricted Stock Units.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 7.6 of our bylaws provides for indemnification by us of our directors, officers and employees to the fullest extent permitted by the DGCL.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Our charter provides for such limitation of liability.
     We expect to maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
     The proposed form of Underwriting Agreement filed as Exhibit 1.1 to the S-1 Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a complete list of exhibits filed as part of this registration statement.

Exhibit No.	Description
4.1	IntercontinentalExchange, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the S-1 Registration Statement).

4.2	IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (incorporated by reference to Exhibit 10.8 to the S-1 Registration Statement).

4.3	IntercontinentalExchange, Inc. 2004 Restricted Stock Plan (incorporated by reference to Exhibit 10.9 to the S-1 Registration Statement).

Exhibit No.	Description

4.4	IntercontinentalExchange, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the S-1 Registration Statement).

4.5	Form of Fourth Amended and Restated Certificate of Incorporation of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the S-1 Registration Statement).

4.6	Form of Amended and Restated Bylaws of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

*	Filed herewith.
Item 9. Undertakings.
     (a)      The undersigned registrant hereby undertakes:
     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 16, 2005.

INTERCONTINENTALEXCHANGE, INC.
By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chief Executive Officer and Chairman

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Sprecher and Richard V. Spencer, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher	Chief Executive Officer and Chairman (principal executive officer)	December 16, 2005
/s/ Richard V. Spencer Richard V. Spencer	Chief Financial Officer (principal financial and accounting officer)	December 16, 2005
/s/ Charles R. Crisp Charles R. Crisp	Director	December 16, 2005
/s/ Jean-Marc Forneri Jean-Marc Forneri	Director	December 16, 2005
/s/ Sir Robert Reid Sir Robert Reid	Director	December 16, 2005
/s/ Frederic V. Salerno Frederic V. Salerno	Director	December 16, 2005
/s/ Richard L. Sandor, Ph.D. Richard L. Sandor, Ph.D.	Director	December 16, 2005
/s/ Judith A. Sprieser Judith A. Sprieser	Director	December 16, 2005
/s/ Vincent Tese Vincent Tese	Director	December 16, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	IntercontinentalExchange, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the S-1 Registration Statement).

4.2	IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (incorporated by reference to Exhibit 10.8 to the S-1 Registration Statement).

4.3	IntercontinentalExchange, Inc. 2004 Restricted Stock Plan (incorporated by reference to Exhibit 10.9 to the S-1 Registration Statement).

4.4	IntercontinentalExchange, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the S-1 Registration Statement).

4.5	Form of Fourth Amended and Restated Certificate of Incorporation of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.1 to the S-1 Registration Statement).

4.6	Form of Amended and Restated Bylaws of IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

*	Filed herewith.